Exhibit 21.1

Subsidiaries of Orion Engineered Carbons Holdings GmbH

as of March 31, 2014

Entity	Jurisdiction
Orion Engineered Carbons Bondco GmbH	Germany
Orion Engineered Carbons International GmbH	Germany
Kinove Italian Bidco S.R.L.	Italy
Orion Engineered Carbons France Holdco SAS	France
Blackstar Engineered Carbons Portugal Holdco, Unipessoal, Lda.	Portugal
Orion Engineered Carbons USA Holdco, LLC	USA (Delaware)
Orion Engineered Carbons Korea Holdco Co., Ltd.	South Korea
Norcarb Engineered Carbons Sweden HoldCo AB	Sweden
Orion Engineered Carbons S.r.l.	Italy
Orion Engineered Carbons S.A.S.	France
Carbogal Engineered Carbons S.A.	Portugal
Orion Engineered Carbons LLC	USA (Delaware)
Orion Engineered Carbons Co. Ltd.	South Korea
Orion Engineered Carbons Sp. z o.o.	Poland
Norcarb Engineered Carbons AB	Sweden
Orion Engineered Carbons Ltda.	Brazil
Orion Engineered Carbons Proprietary Limited	South Africa
Orion Engineered Carbons GmbH	Germany
Orion Engineered Carbons KK	Japan
Orion Engineered Carbons Pte. Ltd.	Singapore
Orion Engineered Carbons Trading Co. Ltd.	China
CB International Services Company GmbH	Germany
Carbon Black OpCo GmbH	Germany
Deutsche Gasrusswerke Gesellschaft mit beschränkter Haftung	Germany
Kommanditgesellschaft Deutsche Gasrusswerke G.m.b.H. & Co	Germany